EXHIBIT 99

FOR IMMEDIATE RELEASE
Investor Relations Contact: Tom Ryan/Don Duffy 203.222.9013 Media Contact: Michael Fox 203.222.9013	Sally Smith—President and CEO Mary Twinem—CFO

Buffalo Wild Wings, Inc. Announces Sale of Over-Allotment Shares

Minneapolis, Minnesota, November 26, 2003—Buffalo Wild Wings, Inc. (Nasdaq: BWLD), which owns and operates or franchises 230 Buffalo Wild Wings® restaurants in 28 states, today announced that the underwriters of its initial public offering exercised their over-allotment option to purchase an additional 450,000 shares at $17.00 per share. Of the 450,000 shares, 250,000 shares were offered by Buffalo Wild Wings and 200,000 shares were offered by selling stockholders. RBC Capital Markets and SG Cowen Securities Corporation served as joint book-running managers of the offering. McDonald Investments Inc. served as co-manager.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 20, 2003. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the final prospectus may be obtained by contacting RBC Capital Markets at 200 Bay Street, Toronto, ON M5J 2W7600, 416-842-6000 or SG Cowen Securities Corporation at 1221 Avenue of the Americas, New York, NY 10020, 212-278-6000.

About the Company: Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo New York-style chicken wings spun in one of the Company’s 12 signature sauces. The widespread appeal of the Company’s concept establishes its restaurants as an inviting, neighborhood destination with 230 restaurants in 28 states.

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